

                                                                SCHEDULE 14A
                                                               (RULE 14a-101)
                                                   INFORMATION REQUIRED IN PROXY STATEMENT
                                                          SCHEDULE 14A INFORMATION
                                              PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                                                       SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  /x/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ / Preliminary Proxy Statement             / /  Confidential, For Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))

/x/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                                        COMMISSION FILE NO. 000-20887

                                                               TELIDENT, INC.
                                              (Name of Registrant as Specified In Its Charter)


                                  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    1)   Title of each class of securities to which transaction applies:  ________________________________________________________
    2)   Aggregate number of securities to which transaction applies:  ___________________________________________________________
    3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):  ________________________________________________
    4)   Proposed maximum aggregate value of transaction:  _______________________________________________________________________
    5)   Total fee paid:  ________________________________________________________________________________________________________

/ / Fee paid previously with preliminary materials:  _____________________________________________________________________________

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
    1)   Amount Previously Paid:  ________________________________________________________________________________________________
    2)   Form, Schedule or Registration Statement No.:    ________________________________________________________________________
    3)   Filing Party:    ________________________________________________________________________________________________________
    4)   Date Filed:    __________________________________________________________________________________________________________


                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                          OF


                                        [LOGO}


TO THE SHAREHOLDERS OF TELIDENT, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Telident, Inc. (the "Company"), will be held at the Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota 55402, on Thursday, September 11, 1997, at 4:00 p.m. local time, for the following purposes, as more fully described in the accompanying Proxy Statement:

    1. To elect seven directors for the ensuing year and until their successors shall be elected and duly qualified;

    2. To consider and vote upon the amendment to Article III of the Company's Restated Articles of Incorporation which (a) increases the number of authorized shares of the Company's common stock to 40,000,000 shares, and (b) increases the number of authorized shares of the Company's preferred stock to 10,000,000 shares;

    3. To ratify and approve the appointment of Deloitte and Touche, LLP as the Company's independent public accountants for the fiscal year ended June 30, 1998; and

    4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

    Only shareholders of record at the close of business on July 28, 1997, are entitled to notice of and to vote at the Meeting. Whether or not you expect to attend the Meeting in person, please complete, date and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time before they are voted and, if you attend the Meeting in person, you may withdraw your proxy and vote personally on any matter brought properly before the Meeting.


                             BY ORDER OF THE BOARD OF DIRECTORS


                             /S/BRIAN D. WENGER
                             -------------------------------------
                             Brian D. Wenger
                             Secretary

Minneapolis, Minnesota
August 10, 1997

                                        [LOGO]
                            ONE MAIN STREET S.E. SUITE 85
                            MINNEAPOLIS, MINNESOTA  55414

               PROXY STATEMENT FOR 1997 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD SEPTEMBER 11, 1997

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Telident, Inc. (the "Company") for use at the Company's Annual Meeting of Shareholders (the "Meeting") to be held at the Marquette Hotel, 710 Marquette Avenue, Minneapolis, Minnesota 55402 on September 11, 1997, at 4:00 p.m. local time, and at any adjournment thereof.

    Proxies in the accompanying form are solicited on behalf, and at the direction, of the Board of Directors of the Company (hereinafter sometimes referred to as the "Board"). All shares of common stock and preferred stock represented by properly executed proxies, unless such proxies have previously been revoked, will be voted at the Meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Shares represented by properly executed proxies on which no specification has been made will be voted FOR the election of the nominees for director named herein, FOR the proposal to approve the amendment to the Company's Restated Articles of Incorporation, and FOR ratification and approval of the appointment of the independent public accountants for the fiscal year ending June 30, 1998. If any other matters are properly presented at the Meeting for action, including a question of adjourning the Meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. If a properly executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by the proxy will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

    When stock is held in the name of more than one person, each such person should sign the proxy. If the shareholder is a corporation, the proxy should be signed in the name of such corporation by an executive or other authorized officer. If signed as attorney, executor, administrator, trustee, guardian or in any other representative capacity, the signer's full title should be given and, if not previously furnished, a certificate or other evidence of appointment should be furnished. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the Meeting for purposes of determining a quorum, but will not be considered to be represented at the Meeting for purposes of calculating the vote with respect to such matter.

    Any shareholder who executes and returns a proxy may revoke it at any time before it is voted. Any shareholder who wishes to revoke a proxy can do so by
(a) executing a later-dated proxy relating to the same shares and delivering it to W. Edward McConaghay, President, Telident, Inc., One Main Street S.E., Suite 85, Minneapolis, Minnesota 55414, prior to the vote at the Meeting; (b) written notice of revocation received by W. Edward McConaghay, prior to the vote at the Meeting; or (c) appearing in person at the Meeting, filing a written notice of revocation and voting in person the shares to which the proxy relates.

    The Board has fixed the close of business on July 28, 1997, as the Record Date for determining the holders of outstanding shares of common stock and preferred stock entitled to notice of, and to vote at, the Annual Meeting. On July 28, 1997, there were 6,948,526 shares of the Company's common stock, par value $.02 per share ("Common Stock"), and 1,261,111 shares of the Company's preferred stock, par value $.02 per share ("Preferred Stock"), which constitute the only two classes of outstanding voting securities issued by the Company.
The Preferred Stock is divided into two series, of which the Company currently has issued and outstanding 150,000 shares of Series I Convertible Preferred Stock and 1,111,111 shares of Series II Convertible Preferred Stock. Each holder of Common Stock and Preferred Stock is entitled to one vote, exercisable in person or by proxy, for each share of Common Stock or Preferred Stock held of record on the Record Date. The Notice of Annual Meeting, this Proxy Statement and the related proxy card are first being mailed to shareholders of the Company on or about August 11, 1997.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                           DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth, as of July 28, 1997, the number of shares of the Company's Common Stock and the percentage of the outstanding Common Stock owned by all shareholders who own beneficially more than five percent of the outstanding shares of Common Stock, by each director and nominee, each current executive officer listed in the summary compensation table, and by all officers and directors as a group. Unless otherwise indicated, each named beneficial owner has sole voting and investment power with respect to all shares.


                                              Number of Shares of             Percentage of
Name and Address of                                 Common               Common Stock Beneficially
Beneficial Owner                                   Stock (1)                       Owned
---------------------------------------      --------------------       --------------------------

FAMCO III, Limited Liability Company               2,361,111                       24.9%
(2)
Willis K. Drake (2)                                  658,344                        7.9%
John Sagan (2)                                       126,120                        1.5%
Mark W. Sheffert (2)                                  95,056                        1.1%
Craig A. Lowder                                        6,500                         *
W. Edward McConaghay                                   5,000                         *
Scott R. Anderson (2)                                  2,750                         *
David F. Durenberger (2)                                 750                         *
John D. Wunsch (2)(3)                                     --                         *
All directors and nominees and                     3,255,407                       33.7%
officers as a group (8 persons)



----------------------------------
*   Indicates an amount less than 1%.

(1) Includes options, warrants and convertible securities representing the right to acquire within 60 days of the date of this report, shares of the Company's Common Stock as follows: Family Financial Strategies - 2,361,111 shares; Mr. Drake - 122,972 shares; Mr. Sagan - 34,499 shares; Mr. Sheffert - 62,025 shares; Mr. Lowder - 6,500 shares; Mr. Anderson - 2,750 shares; and all officers and directors as group (8 persons) - 1,339,857 shares. Mr. Drake owns 50,000 shares or 33 1/3% of the Series I Convertible Preferred Stock. Messrs. Tyler and Hencley, former directors of the Company, each own 50,000 shares or 331/3% of the Series I Convertible Preferred Stock, respectively. Family Financial Strategies owns 1,111,111 shares or 100% of the Series II Convertible Preferred Stock (included in the convertible securities).

(2) Address of Mr. Drake is 4530 West 77th Street, Suite 198, Minneapolis, Minnesota 55435. Address of FAMCO and Mr. Wunsch is Interchange Tower, Suite 850, 600 S. Highway 169, Minneapolis, Minnesota 55426. Address of Mr. Sheffert is IDS Center, Suite 3650, Minneapolis, Minnesota 55402. Address of Mr. Sagan is 22149 Long Boulevard, Dearborn, Michigan 48124. Address of Mr. Anderson is 3300 Oakdale Avenue North, Robbinsdale, Minnesota 55422. Address of Mr. Durenberger is 444 North Capitol Street NW, Washington, DC 20001. The address for Messrs. McConaghay and Lowder is One Main Street, S.E., Minneapolis, Minnesota 55414.

(3) Mr. Wunsch is the President and Chief Executive Officer of Family Financial Strategies ("FFS"), which is an affiliate of FAMCO III, Limited Liability Company ("FAMCO"). FAMCO's Series II Convertible Preferred Shares and Warrants to purchase Common Shares are included in the Number of Shares of Common Stock owned by officers and directors as a group. Without FAMCO, the officers and directors group owns 894,520 shares or 10.6% of the Total Number of Shares of Common Stock.

                      MATTERS FOR CONSIDERATION BY SHAREHOLDERS

1.  ELECTION OF DIRECTORS

    Proxies returned by shareholders will be voted at the Meeting, in the absence of contrary indication, in favor of the election of the following seven persons as directors (all of whom were elected to serve as directors at the Company's 1996 Annual Meeting of Shareholders held on October 29, 1996, except for W. Edward McConaghay and John D. Wunsch) to hold office until the next Annual Meeting of Shareholders and thereafter until their successors have been duly elected and qualified, unless a prior vacancy shall occur by reason of their death, resignation or removal from office. Although management has no reason to believe that any of the nominees will be unable to serve as a director, if that contingency should occur, it is intended that the shares represented by the Proxies will be voted, in the absence of contrary indication, for any substitute nominee designated by the Board of Directors, unless the Board determines to reduce its size appropriately. Proxies will not be voted for more than seven nominees to the Board of Directors. The nominees to the Board of Directors of the Company are as follows:


NAME                   DIRECTOR SINCE  AGE   POSITION WITH THE COMPANY

Mark W. Sheffert           1990        50    Chairman of the Board of Directors
W. Edward McConaghay       1997        48    President, Chief Executive Officer
                                             and Director
Scott R. Anderson          1995        57    Director
Willis K. Drake            1988        74    Director
David F. Durenberger       1996        63    Director
John Sagan                 1990        76    Director
John D. Wunsch             1997        48    Director


    MARK W. SHEFFERT (1)(2) - Mr. Sheffert has been Chairman of the Board of Directors of the Company since May 1994. He is President of Manchester Companies, Inc., a private investment and management consulting firm formed in
1993.   From 1990 to 1993, he served as managing partner of Sheffert & Wein,
Inc., a management consulting firm. From September, 1982, to October, 1989, Mr. Sheffert served in various executive positions with First Bank System, Minneapolis, Minnesota, including Chairman and CEO, First Trust Company, FBS Mortgage Company, FBS Card Services, Inc., and FBS Insurance. Mr. Sheffert currently is serving on the board of directors of Periscope Communications, Inc., Combined Financial Group, Inc., Children's Heartlink, and Medical Graphics Corporation.

    W. EDWARD MCCONAGHAY (1)  -  Mr. McConaghay has been the President and
Chief Executive Officer of Telident, Inc. since April 1, 1997. He was President and Chief Executive Officer of Digital Technics, a telecommunications firm, from 1996 to 1997. During 1995 he was a principal in Key Indicators, a consulting firm specializing in new product and market development for information and technology based businesses. He was Senior Vice President of Sales and Marketing for Deluxe Corporation, a Minnesota check and business forms printing company, from December 1993 to January 1995. From 1983 to 1993, he served in various executive positions at Northern Telecom, Ltd. Mr. McConaghay currently is serving on the board of directors of Medical Graphics Corporation.

    SCOTT R. ANDERSON (3) - Mr. Anderson joined the Telident Board of Directors in July, 1995. Mr. Anderson is President and Chief Executive Officer of North Memorial Health Care in Robbinsdale, Minnesota. He has been associated with North Memorial since August of 1964, serving seventeen years as Executive Vice President, and since 1981 in the position of President and Chief Executive Officer. During his career he has served as a member of many committees and boards, both locally and nationally, and has served as chairman of the board of the following organizations: Metropolitan Healthcare Council (Council of Hospital Corporations), Health Employers, Inc., Healthcare Education and Research Foundation and Medical Alley. He currently serves as a director of EMPI, Inc.

    WILLIS K. DRAKE (3) - Mr. Drake has been a private investor over the last eight years. He served as Chairman of the Board of Directors of Telident from 1989 to August 1993. Mr. Drake spent the early years of his career with Univac in a sales and marketing capacity. He later became a founder of Control Data Corporation. In 1969, he became founder, Chairman and President of Data Card Corporation, a manufacturer of high-performance embossing/encoding equipment for the plastic card industry. When he retired in 1983, Data Card had sales in excess of $100 million. Since his retirement, Mr. Drake has used his entrepreneurial, management, marketing and technical experiences to assist a variety of companies. He serves as a director of Analysts International Corporation, Digi International, U-Ship, Inc. and Innovex, Inc.

    DAVID F. DURENBERGER (3) - Mr. Durenberger is vice president of health care consultant firm, Public Policy Partners, Durenberger/Foote, and a Senior Fellow, for the University of St. Thomas Graduate School of Business. Prior to that time, he served as a United States Senator for the state of Minnesota from 1978 to 1995. Mr. Durenberger has over 20 years of public service, and while a U.S. Senator, served on several committees including the Finance, Select Intelligence, and Office of Technology committees. In addition he has been the executive director and chaired numerous committees on both a state and national level. On November 29, 1995, Mr. Durenberger plead guilty to misdemeanor charges of falsifying a statement for reimbursement of $425.

    JOHN SAGAN (1)(2)(3) - Mr. Sagan is a private investor and since 1986 has been President of John Sagan Associates, a financial planning group. Prior to that time, Mr. Sagan was Vice President and Treasurer of Ford Motor Company. He is also past Chairman of the Board of the Federal Reserve Bank of Chicago and past Chairman of the Board of Trustees of Ohio Wesleyan University. Mr. Sagan is a member of the boards of directors for SBCM Derivative Products, LTD, and Chartwell Reinsurance Co. He is also a trustee of the YMCA Foundation of Detroit, the United Methodist Foundation, the Fund for Henry Ford Hospital, and Oakwood Hospital of Dearborn, Michigan.

    JOHN D. WUNSCH (2) - Mr. Wunsch has been President and Chief Executive Officer of Family Financial Strategies, Inc., a registered investment advisory firm, since January 1, 1997. Family Financial Strategies, Inc., specializing in services to high net worth families, manages a diversified investment strategy including several equity pools and direct investments in real estate, venture capital, energy and other non-traditional investments throughout the country. From 1990 to January 1997, he served as President of Perrybell Investments, a registered investment advisory firm. Mr. Wunsch is a director of ADC Telecommunications, Inc. Mr. Wunsch is currently serving on the board of directors of Medical Graphics Corporation.

------------------------------------
(1)  Member of Executive Committee
(2)  Member of Audit Committee
(3)  Member of Compensation Committee

2. PROPOSAL TO APPROVE THE AMENDMENT OF THE RESTATED ARTICLES OF INCORPORATION TO INCREASE THE COMPANY'S AUTHORIZED CAPITAL STOCK

    On July 25, 1997, the Board of Directors unanimously adopted a resolution, subject to shareholders approval, proposing an amendment to the first paragraph of Article III of the Company's Articles of Incorporation to increase the authorized capital stock of the Company to 50,000,000 shares, $.02 par value, divided into 10,000,000 shares of Preferred Stock and 40,000,000 shares of Common Stock. The amended first paragraph of Article III is set forth in Exhibit A to this Proxy Statement with the amended language underlined for ease of reference. The Company currently has authorized 2,500,000 shares of Preferred Stock and 10,000,000 shares of Common Stock.

    a. Overview.

    In general, the proposed increase in authorized shares is being submitted to provide, among other things, a source of shares for commitments incurred in the equity financing completed through the conversion of certain debentures and the FAMCO equity investment and associated warrants. Following the FAMCO investment, the number of shares of Common Stock outstanding on a fully-diluted basis exceeds the number of authorized shares of Common Stock under the Company's Articles of Incorporation. Furthermore, the increase will provide sufficient authorized shares for future equity financing or possible acquisition of other businesses. While the Board of Directors is considering various possibilities for raising additional capital or making acquisitions, there are no present understandings, arrangements or agreements relating to the issuance of the Company's securities, including any additional authorized stock approved pursuant to this proposal.

    b. Additional Shares Necessary to meet Current Commitments.

    As of the date of this Proxy Statement, there are 6,948,526 shares of Common Stock and 1,261,111 shares of Preferred Stock (150,000 shares of Series I and 1,111,111 shares of Series II) outstanding. Furthermore, there are also outstanding warrants, options, convertible debentures, and convertible preferred stock entitling their holders to acquire 3,847,291 shares of Common Stock, leaving no shares available for future issuance. Under the Company's 1988 Stock Option Plan, there are 284,270 shares of Common Stock reserved for future grants to key employees, directors and consultants. The Company has 1,086,547 less shares than is necessary to meet its current commitments if all outstanding options, warrants and preferred stock are exercised or converted into Common Stock.

    In addition, there are no additional shares available for issuance under the terms of the stock purchase agreement with FAMCO, in which FAMCO was issued a warrant to purchase 1,250,000 shares of Common Stock at $1.41 per share, the Company is obligated to call and hold a meeting of its shareholders in order to approve the Amendment to the Restated Articles of Incorporation. In the event the shareholders do not approve this Amendment and FAMCO thereafter seeks to execute its warrant, to the extent that Common Stock is not available for the exercise, the Company shall pay FAMCO for each share of Common Stock not available an amount equal to the fair market value of a share of Common Stock minus $1.41.

    c. Additional Authorized Shares Requested.

    In addition to meeting existing commitments for shares, the proposed increase in the Company's authorized capital provides flexibility to the Company's management the ability to issue additional shares, if necessary. Notwithstanding the above, the issuance of additional shares of Common Stock and Preferred Stock will have a substantial diluting effect on present shareholders. Additional authorized shares could be used to raise cash through sales of stock to public and private investors. If additional shares are available, transactions dependent upon the issuance of additional shares would be less likely to be undermined by delays and uncertainties occasioned by the need to obtain shareholder authorization prior to the consummation of such transactions. The ability to issue shares, as deemed in the Company's best interest by the Board of Directors, also will permit the Company to avoid the expenses which are incurred in holding certain shareholders' meetings, except as may be required by law, the rules of the Nasdaq Stock Market or any other quotation system on which the Common Shares may be listed.

    With regard to the Preferred Stock, under Minnesota law and under the terms of the Company's Restated Articles of Incorporation, if approved by shareholders, Preferred Stock may be issued in series established from time to time by the Board of Directors. In this connection, the Board of Directors will have broad discretion to set the terms of the Preferred Stock, and, if it decided to, may fix for each series, without further shareholder approval (1) the rate of dividend; (2) the price at and the terms and conditions on which shares may be redeemed; (3) the amount payable upon shares in the event of voluntary or involuntary liquidation; (4) sinking fund provisions, if any, for the redemption or purchase of shares; (5) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and (6) voting rights, any of which may have an adverse effect on the availability of earnings for distribution to holder or on other rights of the outstanding Common Shares.

    It is not possible to state the actual effect of the authorization of future Preferred Stock upon the rights of holders of Common Stock and Preferred Stock until the Board determines the respective rights of the holders of such additional serie(s) of the Preferred Stock. However, such effects might include without limitation: (a) restrictions on dividends on Common Stock if Preferred Stock is issued with a preferential (and possibly cumulative) dividend right and dividends on the Preferred Stock are in arrears; (b) substantial dilution of the voting power of the Common Stock to the extent that the Preferred Stock has voting rights or to the extent that any Preferred Stock is given conversion rights into Common Stock; and (c) the holders of Common Stock not being entitled to share in the Company's assets upon liquidation or dissolution until satisfaction of any liquidation preference granted to the Preferred Stock, which the Board can set at its discretion. The Board could also authorize holders of the Preferred Stock to vote, either separately as a class or with the holders of Common Stock, on any merger, sale or exchange of assets by the Company or other extraordinary corporate transaction. Shares of Preferred Stock could even be privately placed with purchasers who might ally themselves with the Board in opposing a hostile takeover bid, diluting the stock ownership or voting power of persons seeking to obtain control of the Company.

    Although not intended as an anti-takeover device, issuing additional shares could impede a non-negotiated acquisition of the Company by diluting the ownership interests of a substantial shareholder, increasing the total amount of consideration necessary for a person to obtain control of the Company or increasing the voting power of friendly third parties. The Board could authorize voting rights per share that are the same as or different than the voting rights of the outstanding Common Shares.

    Approval of the Amendment to the Restated Articles of Incorporation requires (i) the affirmative vote of the holders of a majority of the shares of Common Stock, Series I Convertible Preferred Stock and Series II Convertible Preferred Stock (each voting as a separate class or series, as the case may be); and (ii) the affirmative vote of the holders of a majority of all of the shares of Common Stock and Preferred Stock (voting as a whole) represented at the Annual Meeting.

    THE BOARD OF DIRECTORS CONSIDERS THIS AMENDMENT TO BE ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THIS AMENDMENT. Unless otherwise instructed, proxies will be voted FOR approval of this Amendment.

3.  RATIFICATION AND APPROVAL OF THE INDEPENDENT AUDITORS

    The Company engaged Deloitte & Touche LLP as its independent auditors responsible for auditing the Company's financial statements. During the two year period prior to the engagement of Deloitte & Touche LLP, the Company did not consult with Deloitte & Touche LLP with respect to any matter with respect to the application of accounting principles to any specific matters or in connection with any accounting, auditing or financial statement reporting issues. The Board of Directors recommends that the shareholders ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending June 30, 1998. Deloitte & Touche LLP provided services in connection with the audit of the financial statements of the Company for the fiscal year ended June 30, 1997, including the Company's annual report on Form 10-KSB filed with the Securities and Exchange Commission, and matters relating to accounting and financial reporting generally.

    Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they so desire and to respond to appropriate questions. If the appointment of Deloitte & Touche LLP is not ratified by the shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote.

    The Company dismissed McGladrey & Pullen LLP as its certified public accountants responsible for auditing the Company's financial statements. This action was taken by the Audit Committee on June 26, 1997, with all members of the Board's Audit Committee in attendance and approving the decision. McGladrey & Pullen LLP's reports for the last two years contained no adverse opinions, disclaimers, or qualifications or modifications as to uncertainty, audit scope or accounting principles, and during such two year period and the subsequent interim period since then, there have been no disagreements with McGladrey & Pullen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which if not resolved to the satisfaction of McGladrey & Pullen LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 1998. Unless otherwise instructed, proxies will be voted FOR approval of this Appointment.

             MEETINGS OF THE BOARD OF DIRECTORS AND DIRECTOR COMPENSATION

    During fiscal 1997, the Board of Directors met twelve times, four of which were by teleconference. No director attended less than 75% of the aggregate of the total number of meetings, including committee meetings, of the Board of Directors held during fiscal 1997 during the period for which he was a director. All directors of the Company are elected for a term of one year and hold office until the next Annual Meeting of Shareholders. The officers of the Company, who are elected at the Annual Meeting of the Board of Directors, hold office until their successors are chosen and qualified or until death, resignation or removal. The Board of Directors does not have a nominating committee.

    Directors who are not otherwise compensated by the Company, are paid a director retainer fee of $750 each quarter and a meeting fee of $500 per meeting attended. In addition, the Chairman of the Board is paid $1,000 per month for services performed in that function, and the Chairman of the Audit and Compensation Committees are each paid $1,000 annually. Historically, directors can elect to take the fee in cash or in shares of the Company's Common Stock. In addition, on October 29, 1996 the Chairman of the Board was issued a 10,000 share stock option with an exercise price $2.50 per share. Due to the Company's financial position, however, the Directors have, since January 1, 1997, suspended any cash director meeting fees. On May 6, 1997 the Board of Directors unanimously elected to receive the value of any accrued but unpaid fees in the form of options to purchase the Company's Common Stock.

    The Executive Committee may exercise all of the powers and authority of the Board of Directors, except as otherwise provided under the Minnesota Business Corporation Act. The Executive Committee held three meetings during fiscal 1997.

    The Audit Committee makes recommendations as to the selection of auditors and their fees, and reviews with the auditors the scope of the annual audit, matters of internal control and procedure, the audit results and reports and other general matters relating to the Company's accounts, records, controls and financial reporting. The Audit Committee held five meetings during fiscal 1997.

    The Compensation Committee reviews and recommends to the Board of Directors the compensation guidelines for executive officers, other key employees and non-employee directors and the compensation and levels of participation in incentive compensation plans. The Compensation Committee administers the Company's 1988 Stock Option Plan including determining the participants, the number of shares subject to option and the terms and conditions of exercise. During fiscal 1997, the Compensation Committee held four meetings.

                                EXECUTIVE COMPENSATION

    The following table sets forth the compensation for W. Edward McConaghay, President and CEO, Craig A. Lowder and Michael J. Miller, the only officers who received annual compensation of $100,000 or more during the Company's last fiscal year. Mr. Miller's employment with the Company began on September 1, 1993 and ended on March 31, 1997. Mr. McConaghay was appointed President and Chief Executive Officer on April 1, 1997.


                                                         SUMMARY COMPENSATION TABLE



                                               ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
                                       -----------------------------------    ------------------------------------------------
                                                                                         Awards                  Payouts
                                                                              --------------------------- --------------------

                                                                  Other                                                All
                                                                  Annual      Restricted                              Other
                                                                 Compen-        Stock         Options     LTIP        Compen
  Name and Principal        Fiscal        Salary      Bonus       sation       Awards          SARs      Payout      -sation
       Position              year           ($)        ($)          ($)          ($)            (#)        ($)         ($)
----------------------       ------      ---------    -------    ----------   ------------    ---------  --------    ---------


W. Edward McConaghay
President & CEO (1)       1997         41,250         ---          ---          ---          100,000        ---             ---

Craig A. Lowder
V.P. Sales (2)(3)         1997         75,833       9,626          ---          ---           40,500        ---          36,438

Michael J. Miller (4)     1997        103,378         ---          ---          ---              ---        ---             ---
                          1996        132,875      14,000          ---          ---              ---        ---             ---
                          1995        125,000         ---          ---          ---              ---        ---             ---



----------------------------
1. McConaghay's annual salary is $165,000. He received pro rata share for the period of his employment in FY 1997. Stock options were issued to Mr. McConaghay as part of his employment agreement. He received no other bonuses or payouts during this time.

2. Mr. Lowder's annual salary is $91,000. He received pro rata share for the period of his employment in FY 1997. Additionally, the Company paid Mr. Lowder's moving expenses of $36,438 (shown in "all other compensation") in conjunction with his employment agreement.

3. The bonus represents sales commission earned on revenues as part of Mr. Lowder's compensation.

4. Mr. Miller is the former President and CEO of the Company. His employment with the Company ended on March 31, 1997.


    The Board of Directors of the Company adopted an executive compensation plan for fiscal 1997 which is based on the Company's performance compared to the operating budget adopted for the year. The plan provided for cash bonuses of up to 50% of base compensation and for stock option awards. No awards were made from this plan for fiscal 1997.

    The following table sets forth the number of securities underlying options granted in fiscal year 1997, the percent the grant represents of the total options granted to employees during such fiscal year, the per share exercise price of the options granted, and the expiration date of the options for the executive officers named above.



                                                    OPTION/SAR GRANTS IN LAST FISCAL YEAR



                         NUMBER OF          PERCENT OF TOTAL
                         SECURITIES           OPTIONS/SARS
                         UNDERLYING            GRANTED TO
                        OPTIONS/SARS          EMPLOYEES IN      EXERCISE OR BASE
        NAME             GRANTED (#)           FISCAL YEAR       PRICE ($/SHARE)         EXPIRATION DATE
 ------------------    ----------------     ------------------  ------------------       -----------------

W. Edward McConaghay    100,000                  39.3%               1.125                 4/1/04
                                                                     1.00                  5/6/04

Craig A. Lowder          40,500                  15.9%               3.06                  9/5/03
                                                                     1.00                  5/6/04



    The following table sets forth the number and value of unexercised in-the-money options at June 30, 1997 for the executive officers named above. There were no options exercised in fiscal year 1997 by the named individuals.



                                           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                                                          FY-END OPTION/SAR VALUES



                                                              NUMBER OF
                                                              SECURITIES
                                                              UNDERLYING
                                                             UNEXERCISED
                                                             OPTIONS/SARS      VALUE OF UNEXERCISED
                           SHARES                           AT FY-END (#)      IN-THE-MONEY OPTIONS/SARS
                        ACQUIRED ON          VALUE           EXERCISABLE/      AT FY-END ($)
      NAME              EXERCISE (#)      REALIZED ($)      UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
-----------------      ------------      ------------      --------------     -------------------------

W. Edward                    -                 -             0/100,000                0/1,562
McConaghay

Craig A. Lowder              -                 -             0/40,500                 0/2,531


                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During fiscal 1993, the following directors participated in a 10% Convertible Debenture offering by the Company: Willis K. Drake - $100,000; and John Sagan - $25,000. These Debentures had an original due date of October 1, 1995. On September 30, 1995, Mr. Drake and Mr. Sagan agreed to extend the due date for their Debentures to July 15, 1997. In consideration for this extension, Mr. Drake received Warrants to purchase 12,500 shares of Common Stock exercisable at $4.00 per share until July 15, 1997, and 2,500 shares of Common Stock, and Mr. Sagan received Warrants to purchase 3,125 shares of Common Stock exercisable at $4.00 per share until July 15, 1997, and 625 shares of Common Stock. As of February 5, 1996, Mr. Drake had exercised his warrants through $50,000 of debt reduction. Mr. Sagan also exercised his warrants resulting in $12,500 of proceeds to the Company. The Debentures are convertible into Common Stock at the rate of $3.96 per share.

    During fiscal 1994, the Company issued 1,100 units of its securities, each unit consisting of $100 principal amount of its 10% Convertible Debentures due May 1, 1996 and one stock purchase warrant representing the right to purchase 25 shares of Common Stock at $6.00 per share during the three-year period ending May 1, 1996. The following directors participated in this Debenture offering:
Willis K. Drake - $75,000; and John Sagan - $25,000. In addition, Messrs. Drake and Sagan received 18,750 and 6,250 stock purchase warrants. As of February 6, 1996, Mr. Drake had exercised his warrants through $75,000 of debt reduction. Mr. Sagan also exercised his warrants resulting in $25,000 of proceeds to the Company. On April 4, 1996, the Company offered these Debenture holders the option to extend the Debentures until July 15, 1997. As an incentive to extend, the Debenture holders were offered additional warrants to purchase Common Stock at $4.00 per share until July 15, 1997. As of April 30, 1996, Mr. Drake and Mr. Sagan had extended their Debentures until July 15, 1997, and received Warrants to purchase 9,375 and 3,125 shares of Common Stock, respectively.

    During fiscal 1994 and 1995, the following directors loaned the Company an aggregate of $498,500 and $120,000, respectively: Willis K. Drake - $473,500 in 1994 and $45,000 in 1995; Warren S. Tyler - $25,000 in 1994; John Sagan -
$50,000 in 1995; and Robert N. Kisch (former director) - $25,000 in 1995. The loans paid interest at 10% per annum. At the beginning of fiscal 1994, Mr. Drake and Mr. Tyler also had outstanding loans to the Company of $275,000 and $65,000, respectively. Mr. Drake's $45,000 loan in 1995 was made in connection with a note financing by the Company in the aggregate principal amount of $240,000. As part of this financing, the note holders were issued an aggregate of 30,000 shares of Common Stock, 5,625 shares of which were issued to Mr. Drake, as additional consideration for the making of such loans.

    As of June 30, 1996, all of the above loans have been repaid as follows:
Mr. Drake - $756,834 during fiscal 1994, 1995 and the first nine months of fiscal 1996 by issuance of an aggregate of 189,209 shares of Common Stock at $4.00 per share and payment of $36,666 in fiscal 1996; Mr. Tyler - $25,000 in fiscal 1996 through the exercise of a stock option for 22,500 shares of Common Stock at $1.00 per share and payment of $2,500, and $65,000 on June 30, 1994, by issuance of 16,250 shares of Common Stock at $4.00 per share; Mr. Sagan - payment of $50,000 in fiscal 1995; and Mr. Kisch - $25,000 in fiscal 1996 by issuance of 6,250 shares of Common Stock at $4.00 per share.

    On June 30, 1994, Willis K. Drake, Richard L. Hencley, and Warren S. Tyler, directors of the Company, were issued a combined total of 250,000 (83,333 1/3 each) voting shares of Series I convertible cumulative preferred stock at $4.00 per share, resulting in proceeds to the Company of $1,000,000, which was utilized to pay off the existing bank line of credit. These shares pay a yearly dividend at the rate of 1% over the prime rate from time to time of National City Bank of Minneapolis and are redeemable at the Company's option. The prime rate of National City Bank of Minneapolis was 8 1/4 % on June 30, 1997. On each of September 20 and November 30, 1995; February 29, May 31, and August 31, and November 30, 1996; and February 28, 1997 the Company redeemed 12,500 shares of Preferred Stock pro rata from these shareholders. In addition, these individuals received dividend payments in the aggregate of $48,190 and $83,507 for the fiscal years ended June 30, 1997 and 1996, respectively. The Company has not paid dividends since February 28, 1997.

    On June 28, 1997, the board of directors authorized the conversion of Telident 10% Subordinated Convertible Debentures into Common Stock of the Company at a conversion price of $1.125 (the closing price of the Company's stock on June 16, 1997). Additionally, for every two shares of common stock issued in conjunction with the conversion, the Company agreed to issue one warrant to purchase Telident common stock at 125% of the debenture conversion price ($1.406). The warrants may be called by the Company when the bid price of the Common Stock trades at 175% of the conversion price ($1.969) for ten successive trading days immediately before the call. As of June 30, 1997, $835,500 of principal and $41,775 of accrued interest on the Debentures have been converted into 779,800 shares of Telident common stock. Willis K. Drake and John Sagan converted 100% of their individual holdings, or $125,000 and $50,000 of debentures respectively.


    On July 23, 1997, Telident and FAMCO concluded a $1.25 Million equity private placement for which FAMCO was issued 1,111,111 Series II Convertible Preferred Stock. FAMCO also was issued 1,250,000 warrants to purchase the Company's Common Stock, which if exercised would result in an additional $1.76 Million equity infusion. The Company may call the warrants when the bid price of the Common Stock trades at 175% of the conversion price ($1.969) for ten successive trading days immediately before the call. Additionally, John D. Wunsch, President and Chief Executive Officer of Family Financial Strategies will be nominated to the Company's board of directors.

    It is Telident's policy that any transaction involving the Company and an affiliated party be ratified by a majority of independent outside members of the Company's Board of Directors who do not have an interest in the transaction and that any such transaction be on terms no less favorable to the Company or its affiliates than those that are generally available from an unaffiliated party. The Company's Board of Directors believes that each of the foregoing transactions were on as favorable terms to the Company as could have been obtained from unaffiliated persons.

                              MANAGEMENT OF THE COMPANY

    The following table provides information with respect to the Company's executive officers. Each executive officer has been appointed to serve until his successor is duly appointed by the Board of Directors or his earlier removal or resignation from office.


    NAME                     AGE       POSITION
    W. Edward McConaghay      48       President and Chief Executive Officer
    Martin D. Moody           50       Vice President
    Craig D. Lowder           45       Vice President of Sales

    W. EDWARD MCCONAGHAY  -  See "Election of Directors."

    MARTIN D. MOODY - Mr. Moody has been a Vice President of the Company since August 1989. He was the Director of Engineering of the Company from November 1988, to August 1989. Prior to November 1988, Mr. Moody was Vice President of Operations of Aetrium, Inc., a manufacturer of integrated circuit handling equipment. Mr. Moody developed a system of concurrent engineering, which allowed all divisions to interface during product development and implementation, as well as implementing a Quality Assurance Program. Mr. Moody held the position of Product Manager, Special Engineering at Micro Component Technology, Inc. from 1982 to 1986. Prior to that he was engineer in charge of telecommunications for Control Data at the NASA/Langley site in Virginia

    CRAIG D. LOWDER - Mr. Lowder has been Vice President of Sales at the Company since May 6, 1997, and Director of Sales since September, 1996. Prior to September, 1996, Mr. Lowder was General Manager of Fujitsu Business Communication Systems (FBCS), a domestic provider of network-based multimedia - voice, data, and video customer premise systems. Mr. Lowder had responsibility for turning around FBCS' sales and service operations in Ohio, including the development of sales and marketing strategies for direct and wholesale distribution channels, the management of two company facilities and the supervision of sales, operations and administrative managers. Mr. Lowder held the position of Regional Vice President at Octel Network Services from 1990 to 1992, as well as other sales management roles from 1985 to 1989.

               SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and provide the Company with copies of such reports. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the past fiscal year its officers, directors and greater than 10% stockholders complied with applicable filing requirements.

                                    OTHER MATTERS

    The management of the Company is unaware of any other matters that are to be presented for action at the Meeting. Should any other matter properly come before the Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

    In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the directors, officers and regular employees of the Company. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses incurred by them in connection therewith. All expenses incurred in connection with this solicitation will be borne by the Company.

                                SHAREHOLDER PROPOSALS

    Proposals intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company by April 1, 1998 to be considered for inclusion in the Company's proxy materials relating to that meeting. Due to the complexity of the respective rights of the shareholders and the Company in this area, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. It is suggested that any such proposals be submitted by certified mail, return receipt requested.

                                    ANNUAL REPORT

    The Company's 1997 Annual Shareholder Report, including financial statements, is being mailed with this proxy statement to shareholders entitled to notice of the Annual Meeting.

                                     FORM 10-KSB

    THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED JUNE 30, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES THERETO. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-KSB, UPON THE PAYMENT, IN ADVANCE, OF FEES BASED ON THE COMPANY'S REASONABLE EXPENSES IN FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH REPORT AND/OR EXHIBIT(S) SHOULD BE DIRECTED TO INVESTOR RELATIONS AT THE COMPANY'S PRINCIPAL ADDRESS.



                                  BY ORDER OF THE BOARD OF DIRECTORS



                                  /s/BRIAN D. WENGER
                                  -----------------------------------------
                                  Brian D. Wenger, Secretary
                                  August 10, 1997

Minneapolis, Minnesota
August 10, 1997

                                      EXHIBIT A

                                     ARTICLE III

    The total number of shares of all classes of stock that the corporation shall be authorized to issue is FIFTY MILLION (50,000,000) shares, divided into the following: (i) TEN MILLION (10,000,000) shares of Preferred Stock, of the par value of $.02 per share; and FORTY MILLION (40,000,000) shares of Common Stock, of the par value of $.02 per share. A description of the respective classes of stock and a statement of the designations, preferences, limitations and relative rights of such classes of stock and the limitations on or denial of the voting rights of the shares of such classes of stock are as described in Sections A and B of this Article III.

                                        [LOGO]

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder of Telident, Inc. ("Company") hereby appoints
W. Edward McConaghay and Mark Sheffert as attorney, agent, and proxy of the undersigned with full power of substitution to vote in the name and on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held on September 11, 1997, and at all adjournments thereof, all of the shares of Common Stock and Preferred Stock of the Company that the undersigned would be entitled to vote if personally present, with the powers the undersigned would possess if personally present.

(The Board of Directors recommends that you GRANT authority to vote for the election of directors, and FOR approval of the selection of auditors of the Company.)

1. To elect seven directors for the ensuing year and until their successors shall be elected and duly qualified.

/ / FOR all nominees listed below (except as     / /  WITHHOLD authority to
    marked to the contrary below)                     vote for all nominees
                                                      listed below

              SCOTT R. ANDERSON, WILLIS K. DRAKE, DAVID F. DURENBERGER,
        JOHN D. WUNSCH, W. EDWARD MCCONAGHAY, JOHN SAGAN AND MARK W. SHEFFERT

    INSTRUCTION: To withhold authority to vote for any individual, write that nominee's name in the space provided below.



         _____________________________________________________________________

2. To approve an amendment to Article III of the Company's Restated Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock to 40,000,000 shares, and to increase the number of authorized shares of the Company's Preferred Stock to 10,000,000 shares.

         / /  FOR            / /  AGAINST             / /  ABSTAIN

3. To ratify and approve the appointment of Deloitte and Touche, LLP as the Company's independent public accountants for the fiscal year ended June 30, 1998;

         / /  FOR            / /  AGAINST             / /  ABSTAIN

4. To vote such other business as may properly come before the Meeting or any adjournment thereof.

         / /  FOR            / /  AGAINST             / /  ABSTAIN


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 4. ABSTENTIONS WILL BE COUNTED TOWARDS THE EXISTENCE OF A QUORUM.

    Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Dated: ____________________________         __________________________________
                                            __________________________________

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.